Exhibit 99.1

Execution Version

VOTING AGREEMENT

VOTING AGREEMENT, dated as of [●], 2023 (this “Agreement”), by and between Fiesta Holdings, LLC, a Delaware limited liability company (“Parent”), and [●], a [●] [●] (the “Stockholder”).

WHEREAS, concurrently herewith, Fiesta Restaurant Group, Inc., a Delaware corporation (the “Company”), Parent and Fiesta Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (as it may be amended or modified from time to time, the “Merger Agreement”) pursuant to which Merger Sub will merge with and into the Company on the terms and conditions set forth therein, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Merger”), and, in connection therewith, each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time will, without any further action on the part of the holder thereof, be canceled and retired and automatically be converted into the right to receive the Per Share Merger Consideration as set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Stockholder is the beneficial owner of, and has the right to vote and dispose of, certain Company Common Stock (such Company Common Stock, together with any other securities of the Company that are entitled to vote on the adoption of the Merger Agreement held or subsequently acquired by the Stockholder and which the Stockholder has the right to vote and dispose of, being collectively referred to herein as the “Voting Stock”);

WHEREAS, obtaining the Stockholder Approval is a condition to the consummation of the Merger;

WHEREAS, as an inducement to Parent to enter into the Merger Agreement and incur the obligations therein, Parent has required that the Stockholder enter into this Agreement; and

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.             Agreement to Vote; Restrictions on Voting and Dispositions.

(a)         Agreement to Vote Company Common Stock.  The Stockholder hereby irrevocably and unconditionally agrees that from the date hereof until the Expiration Time (as defined below), at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company’s stockholders, however called, or in connection with any written consent of the Company’s stockholders, the Stockholder will (x) appear at such meeting or otherwise cause all of the Voting Stock to be counted as present thereat for purposes of calculating a quorum and (y) vote or cause to be voted (including by proxy or written consent, if applicable) all of the Voting Stock, (1) in favor of: (A) the adoption of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (B) any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes or proxies for adoption of the Merger Agreement and (C) any other matter necessary for the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of the Company and (2) against: (A) any other Acquisition Proposal and (B) any other action or agreement that would reasonably be expected to result in a material breach of any covenant, agreement, representation or warranty or other obligation of the Company set forth in the Merger Agreement or prevent, impede or delay the consummation of the Merger.

(b)        Restrictions on Transfers.  The Stockholder hereby agrees that, from the date hereof until the Expiration Time, the Stockholder shall not, directly or indirectly, sell (including short sales), transfer, give, pledge, grant a security interest in, encumber, assign, grant any option for the sale of, enter into a “put equivalent position” (as defined by Rule 16a-1(h) under the 1934 Act) relating to or otherwise transfer or dispose (including by operation of law) any Voting Stock (collectively, “Transfer”).  Any Transfer in violation of this Agreement shall be void.

(c)         Transfer of Voting Rights.  The Stockholder hereby agrees that the Stockholder shall not deposit any Voting Stock in a voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement, arrangement or undertaking relating to voting or otherwise in contravention of the obligations of the Stockholder under this Agreement with respect to any of the Voting Stock.

(d)         Inconsistent Agreements.  The Stockholder hereby agrees that it shall not enter into any agreement, arrangement or undertaking with any Person prior to the Expiration Time, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Voting Stock in any manner which is inconsistent with this Agreement.

(e)         Exception to Transfer Restrictions.  Notwithstanding the foregoing, the Stockholder shall have the right to Transfer its Voting Stock to its Affiliates and related fund entities; provided, however, prior to and as a condition to the effectiveness of such Transfer, any Affiliate and related fund entities to which any of such Voting Stock or any interest in any of such Voting Stock is transferred shall have executed and delivered to Parent a counterpart to this Agreement pursuant to which such Person shall be bound by all terms and provisions of this Agreement.

Section 2.             Representations, Warranties and Covenants of the Stockholder.

(a)          Representations and Warranties.  The Stockholder represents and warrants to Parent as follows:

(i)           Capacity.  The Stockholder has all requisite capacity, power and authority to enter into and perform its obligations under this Agreement.  No filing with (other than any disclosure required to be made by the Stockholder to the SEC or other Governmental Authority, including any amendment to any Schedule 13D under the 1934 Act), and no permit, authorization, consent or approval of, a Governmental Authority is necessary on the part of the Stockholder for the execution, delivery and performance of this Agreement by the Stockholder or the consummation by the Stockholder of the transactions contemplated hereby, except where the failure to make or obtain such filing, permit, authorization, consent or approval would not, individually or in the aggregate, impair the Stockholder’s ability to perform its obligations hereunder on a timely basis.

(ii)          Due Authorization.  This Agreement has been duly executed and delivered by the Stockholder and the execution, delivery and performance of this Agreement by the Stockholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Stockholder.

(iii)        Binding Agreement.  Assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms (except as limited by the Bankruptcy and Equity Exception).

(iv)          Non-Contravention.  Except for this Agreement, the Stockholder has not (a) entered into any voting agreement or voting trust with respect to any Voting Stock or entered into any other contract relating to the voting of the Voting Stock or (b) appointed or granted a proxy or power of attorney with respect to any Voting Stock in any manner which is inconsistent with this Agreement.  Neither the execution and delivery of this Agreement by the Stockholder nor the consummation by the Stockholder of the transactions contemplated hereby or performance by the Stockholder of its obligations hereunder shall (1) conflict with or violate any provision of the organizational documents of the Stockholder, (2) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of any of the Stockholder pursuant to any contract to which the Stockholder is a party or by which the Stockholder or any property or asset of the Stockholder is bound or affected, or (3) violate any Applicable Law or Order applicable to the Stockholder or any of the Stockholder’s properties or assets, except in the case of clauses (2) or (3) for violations, breaches or defaults that would not, individually or in the aggregate, impair the Stockholder’s ability to perform its obligations hereunder on a timely basis.

(v)         Ownership of Voting Stock.  On the date hereof, the Voting Stock set forth opposite the Stockholder’s name on Exhibit A hereto are owned beneficially by the Stockholder and the Voting Stock set forth on Exhibit A constitute the entire interest in the outstanding shares of capital stock of the Company over which the Stockholder has voting power. Except for the Voting Stock set forth in Exhibit A, as of the date hereof, neither the Stockholder nor any of its Affiliates, is the beneficial or record owner of, or exercises voting power over, any other outstanding shares of capital stock of the Company or any options, restricted stock units, warrants or other rights to acquire or that are exchangeable or exercisable for, or convertible into, directly or indirectly, shares of capital stock or other voting interests of the Company. No Person not signatory to this Agreement has a right to acquire or vote any of the Voting Stock. Except for restrictions in favor of Parent pursuant to this Agreement, and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various States of the United States, the Stockholder is the sole beneficial owner of all of the Voting Stock, in each case free and clear of Liens, and has the sole power to vote or direct the vote with respect to the Voting Stock.  As used in this Agreement, the terms “beneficial owner,” “beneficially own” and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; provided, that, for purposes of determining whether a Person is a beneficial owner of any Voting Stock, a Person shall be deemed to be the beneficial owner of any Voting Stock which may be acquired by such Person pursuant to any contract, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such Voting Stock is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).  No Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Voting Stock and the Stockholder has not assigned any rights associated with any Voting Stock to any Person.

(vi)          Absence of Litigation.  As of the date hereof, there is no Action pending or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder before or by any Governmental Authority, except as would not, individually or in the aggregate, impair the Stockholder’s ability to perform its obligations hereunder on a timely basis.

(vii)        Reliance.  The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and agreements of the Stockholder contained herein.

(b)          Covenants.  The Stockholder hereby further covenants and agrees as follows:

(i)         The Stockholder agrees not to take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect in any material respect.

(ii)         The Stockholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure in connection with the transactions contemplated by the Merger Agreement, including any press release or other disclosure document that Parent and/or the Company reasonably determines to be necessary in connection with the Merger, the Proxy Statement filed in connection with the transactions contemplated by the Merger Agreement and any other applicable filings under the Exchange Act or the Securities Act, the Stockholder’s identity and ownership of the Voting Stock and the nature of the Stockholder’s obligations under this Agreement.

(iii)        The Stockholder hereby waives and agrees not to exercise any dissenters’ rights, appraisal rights or any similar rights which may arise with respect to the Voting Stock in connection with Merger or under the transactions contemplated by the Merger Agreement.

(c)          Following the No-Shop Period Start Date (or, with respect to any Excluded Parties, the Cut-Off Date) and until the Expiration Time, the Stockholder agrees that it shall not, and shall cause its Subsidiaries and its and their respective directors, officers, employees, Affiliates and Representatives not to, directly or indirectly: (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of (including by way of providing information) or take any action designed to lead to any inquiry or proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into, engage in, continue or knowingly participate in any discussions or negotiations with, furnish any material nonpublic information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise knowingly cooperate with, any Third Party, in each case relating to an Acquisition Proposal, (iii) enter into any agreement, arrangement or undertaking with respect to an Acquisition Proposal, (iv) approve, endorse, declare advisable or recommend any Acquisition Proposal, (v) take any action to make the provisions of any takeover statute or any restrictive provision of any applicable anti-takeover provision in the Company Bylaws or Company Certificate inapplicable to any transactions contemplated by any Acquisition Proposal, or (vi) authorize, commit to, agree or publicly propose to do any of the foregoing, in each case in a manner that would violate the terms of the Merger Agreement if such actions were taken by the Company.  Notwithstanding anything to the contrary in this Agreement, solely to the extent the Company is permitted to take certain actions set forth in Sections 6.03 and 6.04 of the Merger Agreement with respect to an Acquisition Proposal, any officer or director of the Company nominated by the Stockholder (the “Stockholder-Nominated Director”), if any, will be free to participate in any discussions or negotiations regarding such actions in accordance with and subject to the provisions of the Merger Agreement.

(d)          The Stockholder agrees, while this Agreement is in effect, to promptly notify Parent of (i) any fact, event or circumstance that would constitute a breach of the representations and warranties of the Stockholder under this Agreement (ii) the receipt by the Stockholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement and (iii) the number of any new Voting Stock, if any, acquired by the Stockholder or any of its Affiliates after the date hereof (whether through a reclassification, stock split, reverse stock split, combination, stock dividend, exercise of options, awards, warrants or similar instruments or otherwise), all of which shall be considered Voting Stock and subject to the terms of this Agreement as though owned by the Stockholder on the date hereof.

Section 3.             Representations and Warranties of Parent.

(a)          Capacity.  Parent is a limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite capacity, power and authority to enter into and perform its obligations under this Agreement.

(b)          Due Authorization.  This Agreement has been duly executed and delivered by Parent and the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent.

(c)          Binding Agreement.  Assuming the due authorization, execution and delivery of this Agreement by the Stockholder, this Agreement constitutes the valid and binding agreement of Parent, enforceable against Parent in accordance with its terms (except as limited by the Bankruptcy and Equity Exception).

Section 4.          Termination.  Other than Section 2(b)(ii), this Section 4 and Section 5, which shall survive any termination of this Agreement, this Agreement and all obligations of the Stockholder hereunder will automatically terminate and cease to be of any further force and effect upon the earlier of (a) the Effective Time, (b) the making of any amendment to the Merger Agreement to decrease the Per Share Merger Consideration (other than any adjustments pursuant to Section 2.07 of the Merger Agreement) or otherwise materially adversely amend the Merger Agreement with respect to the Stockholder, or (c) the termination of the Merger Agreement in accordance with its terms (the “Expiration Time”). Notwithstanding the foregoing, nothing herein shall relieve any party hereto from liability for any breach of this Agreement prior to any such termination.

Section 5.             Miscellaneous.

(a)        Expenses.  All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b)        Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by electronic mail:

(i)           If to Parent, to:

c/o Garnett Station Partners, LLC
853 Broadway, 16th Floor
New York, NY 10003
Email: perelman@garnettstation.com;
sloane@garnettstation.com
Attention: Matt Perelman; Alex Sloane

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
Three Brickell City Centre
98 S.E. 7th Street, Suite 700
Miami, FL 33131
Email: matthew.arenson@kirkland.com
Attention: Matthew S. Arenson, P.C.

and:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
E-mail: willard.boothby@kirkland.com
Attention: Willard S. Boothby, P.C.

(ii)          If to Stockholder, to:

[●]
[●]
Attention: [●]
Email: [●]
Fax:  [●]

with a copy (which shall not constitute notice) to:

[●]
[●]
Attention: [●]
Email: [●]
Fax:  [●]

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.  Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon transmission if sent by electronic mail (provided no transmission error is received); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

(c)        Amendments, Waivers, Etc.  This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by Parent and the Stockholder.

(d)         Successors and Assigns.  No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party, except Parent may, without the consent of the Stockholder, assign any of its rights and delegate any of its obligations under this Agreement to a wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent of any of its obligations under this Agreement if the applicable assignee does not perform such obligations.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns, including any corporate successor by merger or otherwise.

(e)          Third Party Beneficiaries.  Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement and their respective successors and permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

(f)         No Partnership, Agency, or Joint Venture.  This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.  Except as expressly set forth in this Agreement, nothing contained in this Agreement shall be deemed, upon execution, to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Voting Stock.  All rights, ownership and economic benefits of and relating to the Voting Stock shall remain vested in and belong to the Stockholder, and Parent shall not have any authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Stockholder or exercise any power or authority to direct the Stockholder in the voting of any of the Voting Stock, except as otherwise provided in this Agreement.  Nothing in this Agreement shall be interpreted as creating or forming a “group” with any Person, including Parent, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of Applicable Law or of conferring upon Parent beneficial ownership of any Voting Stock at any time prior to the Effective Time.

(g)         Entire Agreement.  This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.  The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by the parties thereto.

(h)         Capacity as Stockholder.  This Agreement shall apply to the Stockholder solely in its capacity as a Stockholder of the Company, and it shall not apply in any manner to (i) the Stockholder in any capacity as a director, officer or employee of the Company or its Subsidiaries or in any other capacity or (ii) any Stockholder-Nominated Director, and shall not limit or affect any actions taken by the Stockholder or any Stockholder-Nominated Director in any such other capacity (including from acting in such capacity or voting in such capacity in his or her sole discretion on any matter, including causing the Company or any of its Subsidiaries to exercise rights under the Merger Agreement (in accordance with the terms thereof)), and no such actions or omissions shall be deemed a breach of this Agreement.  Furthermore, nothing in this Agreement shall be construed to prohibit, limit or restrict any Stockholder-Nominated Director, in his or her capacity as a director or officer of the Company or any of its Subsidiaries (if applicable), from exercising such Stockholder-Nominated Director’s fiduciary duties as a director or officer of the Company or any of its Subsidiaries, in each case, however, in accordance with and subject to the applicable terms of the Merger Agreement.

(i)          Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is determined by a court of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability.

(j)          Specific Performance.  The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions.  The parties acknowledge and agree that prior to the valid termination of this Agreement in accordance with Section 4, the parties hereto shall be entitled, in addition to any other remedy to which they are entitled under this Agreement, to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.  Without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity.  Any party seeking an Order to prevent breaches and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 5(j) shall not be required to provide any bond or other security in connection with any such Order.

(k)          No Waiver.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

(l)          GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(i)         THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SUCH STATE.  The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement shall be brought in the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a state or federal court sitting in the State of Delaware. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of each such court in respect of any legal or equitable action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, or relating to the enforcement of any of the terms of this Agreement, and hereby irrevocably waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby may not be enforced in or by such courts. Each party hereto agrees that notice or the service of process in any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be properly served or delivered if delivered in the manner contemplated by Section 5(b) or in any other manner permitted by Applicable Law.

(ii)       EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATES IN THIS SECTION 5(l).

(m)       Construction.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.  References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.  The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if”.

(n)         Name, Captions, Gender.  Section headings of this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(o)        Counterparts.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e‑mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e‑mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or consent hereto or thereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e‑mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

(p)          Definitions. Capitalized terms used herein and not defined shall have the meanings specified in the Merger Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

FIESTA HOLDINGS, LLC

By:
Name:
Title:

Signature Page to Voting Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

[STOCKHOLDER]

By:
Name:
Title:

Signature Page to Voting Agreement

Exhibit A

Stockholder	Number of Voting Stock
[●]	[●]